Exhibit 10.1

NOTE AMENDMENT AGREEMENT

This Note Amendment Agreement (this "Agreement"), dated August 8, 2025, between Comstock Inc. (the "Company") and Gestrust SA as trustees of Georges Trust (the "Noteholder"), to that certain remaining $4,290,000 principal amount (the "Principal Amount") of the promissory note issued by the Company and due April 15, 2026 (the "Note").

RECITALS:

A.    The Company and the Noteholder wish to modify the form of payment and conditions for the payment of the Note, as described herein.

B.    The Noteholder and the Company have agreed for the Company to issue 1,500,000 shares of common stock of the Company (the "LODE Shares") in the name of the Noteholder or in the name of a custodian or nominee of the Noteholder as requested by the Noteholder, the proceeds of which will be used to repay the Principal Amount of the Note plus any accrued but unpaid interest, if any, on the Principal Amount as of the date hereof (the "Accrued Interest") plus the amount of interest that accrues on any remaining principal amount outstanding and not otherwise reduced from Net Cash Proceeds from the LODE Shares (it being understood that "Net Cash Proceeds" means the LODE Shares' sales price minus all sales costs related to the sale of such Shares) from the date hereof until the date that the Note is paid in full (the "Future Interest," and together with the Principal Amount and the Accrued Interest, the "Total Amount Payable") for, on the terms and conditions contained in this Agreement. For the sake of clarity, in accordance with the Note, Future Interest is simple interest that shall continue to be payable at the rate of 12% per annum on any unpaid principal balance, calculated on the basis of a 365-day year and number of days lapsed and it is also understood that the Note and the security interest on the note shall remain in place until the Total Amount Payable is fully extinguished.

AGREEMENTS:

In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Notwithstanding anything to the contrary in the Note, the Total Amount Payable shall hereafter be replaced with the following consideration to paid by the Company in the manner described below.

2.    Within five (5) business days from the date hereof, the Company shall issue the LODE Shares, on a non-refundable basis.

3.    Pursuant to a resale registration statement filed by the Company on behalf of the Noteholder, the Noteholder shall be permitted to sell the LODE Shares commencing on the date that such resale registration statement is declared effective.

4.    The Company will not be required to make monthly cash interest payments on the Note to the Noteholder for the period August 1- April 15, 2026, in any month during which the proceeds from the sale of Shares ("Monthly Proceeds") exceed $43,000. If Monthly Proceeds in any month are less than $43,000, the Company will make a cash interest payment to the Noteholder equal to $43,000 minus the Monthly Proceeds. Any accrued interest not paid in cash will be added to the Principal Amount of the Note and compounded on a monthly basis.

5.    On or before April 15, 2026 (the "True Up Date"), the Company shall pay cash to Noteholder in an amount equal to (i) $4,290,000 minus the Net Cash Proceeds from the sale of the LODE Shares (it being understood that "Net Cash Proceeds" means the LODE Shares' sales price minus all sales costs related to the sale of such Shares) received by the Noteholder with respect to the sale of the LODE Shares, (ii) minus any and all cash interest payments made by the Company from the date hereof until the True Up Date, plus (iii) any accrued interest on the principal amount of the Note at a rate of 12% per annum, calculated in the manner described below.

6.    Interest shall be calculated and accrued on a daily basis on the remaining principal amount of the Note during all the time from August 1, 2025, until the LODE Shares are sold and Noteholder has received the Net Cash Proceeds from the sales of the LODE Shares (but not paid other than from those Net Cash Proceeds until the True Up Date). After the Noteholder receives any Net Cash Proceeds from selling the LODE Shares, interest shall be calculated on a daily basis and further accrued on the principal amount of the Note minus the Net Cash Proceeds received by the Noteholder as a result of selling the LODE Shares. For example, if the Noteholder receives Net Cash Proceeds from selling the LODE Shares of approximately $0.525 million, and accrued but unpaid interest equaled $25,000, then the Noteholder shall apply the first $25,000 in Net Cash Proceeds to interest payable and the remaining $500,000 in Net Cash Proceeds to principal such that future accrued interest will be calculated on the lower principal balance, that is, in the amount equal to $4,290,000 - $500,000, or $3,790,000, * 12% per annum from the date that the Noteholder receives the Net Cash Proceeds from the sales of such LODE Shares.

7.    On the True Up Date, if the Net Cash Proceeds received by the Noteholder with respect to the sale of the LODE Shares plus any cash interest payments made by the Company, exceeds the Total Amounts Payable, then the Noteholder must return all of such excess LODE Shares and/or cash to the Company.

8.    The Noteholder shall notify the Company weekly of the Net Cash Proceeds received by the Noteholder from the sale of the LODE Shares.

9.    As soon as practicable after the date hereof but no later than 90 days after the date hereof, the Company hereby covenants and agrees to file a resale registration statement by October 15, 2025, with respect to the Securities Exchange Commission and cause such resale registration statement to be declared effective as soon as practical. If by October 30, 2025, for any reasons beyond the Noteholder's control, Lafferty on behalf of the Noteholder cannot start set ling the LODE Shares, then the Company shall start making cash payments of $40,000 each month against the Total Amounts Payable balance until Lafferty issues a Confirmation Notice to the Noteholder that indicates completion of the first selling transaction of the LODE Shares. The Company shall continue to pay accrued interest on a monthly basis until the LODE Shares can be sold pursuant to the resale registration statement.

10.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

11.    Notwithstanding anything to the contrary in Section 3 or elsewhere in the Note, the Company and the Noteholder hereby agree that the Company shall not be required to pay any premium or penalty to the Noteholder.

12.    Except as amended herein, the Note and the collateral securing payment of the Note is hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.

COMPANY:

COMSTOCK INC.

By: /s/ Corrado DeGasperis

Corrado DeGasperis, Executive Chairman and CEO

Address: 117 American Flat Road

P.O. Box 1118

Virginia City, Nevada 89440

degasperis@comstockinc.com

NOTEHOLDER:

GEORGES TRUST

By: /s/ Gestrust SA

Gestrust SA as Trustees of Georges Trust

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